Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-97263, 333-132829, 333-114486, and 333-133891, all on Form S-3, and Registration Statements Nos. 333-132828, 33-45618, 333-142774, 333-147939, 333-152313, and 333-152314, all on Form S-8, of our report dated February 28, 2008 (August 8, 2008 as to the effects of Strategic Energy, L.L.C. discontinued operations described in Note 11), relating to the consolidated financial statements and financial statement schedules of Great Plains Energy Incorporated and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of new accounting standards), included in the Current Report on Form 8-K of Great Plains Energy Incorporated dated August 8, 2008.

/s/DELOITTE & TOUCHE LLP

Kansas City, Missouri
August 8, 2008